Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

NEWS
RELEASE

Date:	October 17, 2007

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary Third Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects third quarter 2007 as-reported and operational earnings of approximately $2.29 per share. As-reported and operational results in third quarter 2006 were $1.83 per share and $1.80 per share, respectively.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. Entergy does not expect to record any special items in the current quarter. In third quarter 2006, a special item of $0.03 per share was recorded to reflect operating results for Entergy New Orleans, Inc., which at the time was in Chapter 11 bankruptcy. Entergy New Orleans, Inc. emerged from Chapter 11 in second quarter 2007 and its results are now included in operational earnings.

Third quarter 2007 operational earnings are expected to be higher compared to the third quarter 2006 results of $1.80 per share due to higher earnings at Utility, Parent and Other and Entergy Nuclear. Results at Entergy's Non-Nuclear Wholesale Assets business are expected to be roughly the same as one year ago when its results were $(0.02) per share. In addition, Entergy's results for the current period reflect the positive effect of accretion associated with the company's share repurchase program.

The quarter on quarter increase in earnings at Utility, Parent and Other is attributed primarily to the net positive effect of recent rate actions as well as higher wholesale revenue. The improved results at Utility, Parent and Other are expected to be partly offset by higher interest expense. Current quarter weather was comparable to the warmer-than-normal weather experienced in third quarter 2006.

The quarter on quarter increase in earnings at Entergy Nuclear is attributed primarily to higher revenue due to higher energy pricing and increased production made available by the acquisition of Palisades in April 2007. In addition, a lower effective tax rate at Entergy Nuclear had a positive effect on results. Partially offsetting these contributions to Entergy Nuclear's earnings in the current quarter was the effect on revenues of reduced production at Vermont Yankee and Palisades, the latter unit having entered a scheduled refueling outage in September 2007. In addition, the effect on operation and maintenance expense associated with including Palisades in the portfolio and the absence of an adjustment to the decommissioning liability recorded in third quarter 2006 also partially offset the otherwise improved Nuclear results quarter over quarter.

Entergy affirmed previously issued as-reported and operational earnings guidance for 2007 to be in the range of $5.40 to $5.70 per share.

Entergy plans to issue its full third quarter earnings release on Monday, November 5, 2007. Entergy's senior management will be available at the Edison Electric Institute's Financial Conference on November 5-6, 2007 to discuss quarterly results and other Entergy business matters with investors.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,500 employees.

Additional investor information can be accessed online at

www.entergy.com/investor_relations

In this release, Entergy makes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Many factors could cause the actual results to differ materially than the forward-looking information provided. These factors are discussed in more detail in Entergy Corporation's 2006 Annual Report on Form 10-K including (a) Forward-Looking Information, (b) Item 1A. Risk Factors, and (c) Item 7. Management's Financial Discussion and Analysis and subsequent SEC filings.